Exhibit 99.2

Align Technology, Inc.

Unaudited Pro Forma Consolidated Combined Financial Statements

The following unaudited pro forma consolidated combined balance sheet as of December 31, 2010 and the unaudited pro forma consolidated combined statement of operations for the year ended December 31, 2010 are based on historical statements of Align Technology, Inc. (“Align”) and Cadent Holdings, Inc. (“Cadent”), after giving effect of Align’s acquisition of Cadent on April 29, 2011 for $187,000,000 in cash, and applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma consolidated combined financial statements.

The unaudited pro forma consolidated combined balance sheet as of December 31, 2010 is presented as if our acquisition of Cadent had occurred on December 31, 2010. The unaudited pro forma consolidated combined statement of operations is presented as if our acquisition of Cadent had occurred on January 1, 2010. These consolidated combined financial statements are based on estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for purposes of developing such pro forma information.

Align’s acquisition of Cadent has been accounted for using the acquisition method of accounting. The estimated purchase price has been allocated to the acquired net tangible and intangible assets and liabilities assumed based on their estimated fair values at the date of the acquisition, and any excess allocated to goodwill.

The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods. The unaudited pro forma consolidated financial statements should be read in conjunctions with Align’s historical consolidated financial statements and notes thereto contained in Align’s Annual Report on Form 10-K for its fiscal year ended December 31, 2010 and Cadent’s historical consolidated financial statements and notes thereto contained herein for its fiscal years ended December 31, 2010 and December 31, 2009, which are included in Exhibit 99.1 to this Form 8-K/A.

ALIGN TECHNOLOGY, INC.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED BALANCE SHEET

As of December 31, 2010

(in thousands)

	Historical
	As of December 31, 2010		Pro Forma		Pro Forma
	Align	Cadent (1)	Adjustments	Notes	Combined
ASSETS
Current assets:
Cash and cash equivalents	$294,664	$8,368	$(187,000)	[A]	$116,032
Marketable securities, short-term	8,615	—	—		8,615
Accounts receivable, net	65,430	6,409	(209)	[B]	71,630
Inventories	2,544	2,490	—		5,034
Prepaid expenses and other current assets	17,358	404	2,592	[D], [K]	20,354

Total current assets	388,611	17,671	(184,617)		221,665

Marketable securities, long-term	9,089	—	—		9,089
Property and equipment, net	30,684	2,645	1,313	[C]	34,642
Goodwill	478	—	135,497	[F]	135,975
Intangible assets, net	2,188	—	52,100	[F]	54,288
Deferred tax asset	42,439	—	1,195	[D]	43,634
Other assets	3,454	1,696	—		5,150

Total assets	$476,943	$22,012	$5,488		$504,443

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Notes payable and capital lease obligations	$—	$4,703	$(4,703)	[K]	$—
Accounts payable	7,768	4,490	—		12,258
Accrued liabilities	51,358	5,890	6,379	[N]	63,627
Deferred revenues	33,848	1,589	(292)	[E]	35,145

Total current liabilities	92,974	16,672	1,384		111,030

Other long-term liabilities	6,222	13,496	2,112	[D], [K], [M]	21,830

Total liabilities	99,196	30,168	3,496		132,860

Stockholders’ equity (deficiency):
Convertible preferred stock	—	145,164	(145,164)	[G]	—
Common stock	8	—	—		8
Additional paid-in capital	555,851	3,422	(3,422)	[G]	555,851
Accumulated other comprehensive income, net	134	—	—		134
Accumulated deficit	(178,246)	(156,742)	150,578	[G]	(184,410)

Total stockholders’ equity (deficiency)	377,747	(8,156)	1,992		371,583

Total liabilities and stockholders’ equity	$476,943	$22,012	$5,488		$504,443

(1)	Certain reclassifications were made to conform to Align’s financial statement presentation.

See accompanying notes to unaudited pro forma consolidated combined financial statements.

ALIGN TECHNOLOGY, INC.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2010

(in thousands)

	Historical
	Year Ended December 31, 2010		Pro Forma Adjustments		Pro Forma Combined
	Align	Cadent (1)		Notes
Net revenues:
Invisalign and Scanners	$366,955	$13,710	$—		$380,665
Non-case and Services	20,171	24,189	—		44,360

Total net revenues	387,126	37,899	—		425,025

Cost of revenues:
Invisalign and Scanners	74,418	9,012	862	[C], [I]	84,292
Non-case and Services	9,291	11,920	520	[H]	21,731

Total cost of revenues	83,709	20,932	1,382		106,023

Gross profit	303,417	16,967	(1,382)		319,002

Operating expenses:
Sales and marketing	114,013	7,693	(925)	[C], [H]	120,781
General and administrative	64,790	6,367	(87)	[C]	71,070
Research and development	25,997	5,143	(48)	[C]	31,092
Litigation settlement costs	4,549	—	—		4,549
Insurance settlement	(8,666)	—	—		(8,666)
Amortization of acquired intangibles	—	—	3,619	[I]	3,619

Total operating expenses	200,683	19,203	2,559		222,445

Profit (loss) from operations	102,734	(2,236)	(3,941)		96,557
Interest income	555	32	(430)	[J]	157
Interest expense	(19)	(1,871)	1,723	[K]	(167)
Other income (expense)	(1,267)	513	(741)	[K]	(1,495)

Net profit (loss) before provision for income taxes	102,003	(3,562)	(3,389)		95,052

Provision for (benefit from) income taxes	27,750	—	712	[L]	28,462

Net profit (loss)	$74,253	$(3,562)	$(4,101)		$66,590

Net profit per share:
Basic	$0.98				$0.88

Diluted	$0.95				$0.85

Shares used in computing net profit per share:
Basic	75,825				75,825

Diluted	78,080				78,080

(1)	Certain reclassifications were made to conform to Align’s financial statement presentation.

See accompanying notes to unaudited pro forma consolidated combined financial statements.

ALIGN TECHNOLOGY, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

On April 29, 2011, Align Technology, Inc. (“Align”) completed the previously announced acquisition of Cadent Holdings, Inc. (“Cadent”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) announced by Align on March 29, 2011. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Align acquired Cadent by means of a merger of Cadent with a wholly owned subsidiary of Align, with Cadent continuing as the surviving corporation and a wholly owned subsidiary of Align. The aggregate purchase price was approximately $187.0 million, which was paid in cash.

The following table summarizes the allocation of the preliminary purchase price as of April 29, 2011 (in thousands):

Assets	$13,088
Property, plant and equipment	3,541
Acquired indentifiable intangible assets:
Tradenames (one to fifteen-year useful lives)	10,300
Existing technology (eleven to thirteen-year useful lives)	11,900
Customer relationships (ten to twelve-year useful lives)	29,900
Goodwill	135,497
Liabilities assumed	(17,226)

Total	$187,000

The preliminary allocation is based on estimates, assumptions, valuations and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the allocation will remain preliminary until Align has all information to finalize the allocation of the purchase price.

Goodwill of $135.5 million represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets, and represents the expected synergistic benefits of the transaction and the knowledge and experience of the workforce in place. Under the applicable accounting guidance, goodwill will not be amortized but will be tested for impairment on an annual basis or more frequently if certain indicators are present.

2. PRO FORMA ADJUSTMENTS

The accompanying unaudited consolidated combined financial statements have been prepared as if the acquisition was completed on December 31, 2010 for the purposes of the balance sheet and January 1, 2010 for the purposes of the statement of operations and reflects the following pro forma adjustments

[A] To record cash paid for the acquisition of Cadent (in thousands):

Cash consideration	$(176,360)
Settlement of Cadent’s term loans, lease obligations, banking fees	(10,640)

Decrease in cash and cash equivalents	$(187,000)

[B] To adjust Cadent’s accounts receivable to reflect fair value.

[C] To record the difference between the historical amounts of Cadent’s property and equipment and preliminary estimated fair values of Cadent’s property and equipment acquired and the resulting change in depreciation expense.

[D] Align recorded a deferred tax liability of $9.1 million related to the acquired intangible assets. As a result of the acquisition, $3.9 million of valuation allowance related to Cadent’s U.S. deferred tax assets was released due to Align’s historical and expected taxable income and the ability to utilize Cadent’s deferred tax assets. The valuation allowance related to Cadent’s foreign deferred tax assets is maintained due to a lack of historical profitability and uncertain future profitability. Of the $3.9 million of Cadent’s deferred tax assets released, $2.6 million relate to U.S. Federal and state net operating losses.

[E] To adjust Cadent’s deferred revenue to fair value, representing the legal performance obligations under Cadent’s existing contracts.

[F] To record goodwill and the acquired intangible assets for the acquisition of Cadent. See Note 1.

[G] To record the following adjustments to stockholders’ equity (in thousands):

Eliminate Cadent’s convertible preferred stock	$(145,164)
Eliminate Cadent’s additional paid-in-capital	(3,422)
Eliminate Cadent’s accumulated deficit	145,360
Record total direct acquisition costs incurred by Align, net of tax	5,218

Total adjustment to stockholders’ deficiency	$1,992

[H] To reclassify Cadent’s training expenses into cost of sales for the fiscal year ended December 31, 2010 in order to conform to Align’s business policy.

[I] To record amortization of intangible assets for the fiscal year ended December 31, 2010 (in thousands, except for estimated useful lives).

	Amount	Estimated Useful Life (in years)	First Year Amortization	Expense Type
Trade names	$10,300	1-15	$901	Operating expenses
Existing technology	11,900	1-14	1,115	Cost of revenue
Customer relationships	29,900	11	2,718	Operating expenses

Total	$52,100		$4,734

[J] To adjust Align’s interest income for cash paid for the acquisition of Cadent.

[K] To eliminate Cadent’s debt as set forth in the settlement agreement and the related financing costs.

[L] To record the tax provision to reflect the pro forma income tax impact at the appropriate jurisdictional statutory tax rate in which the pro forma adjustments are expected to be recorded. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Align and Cadent filed consolidated tax returns during the period presented. The effective tax rate for the combined pro forma is approximately 29.9%.

[M] To eliminate the non-refundable funds paid by Align to Cadent in connection with an exclusivity agreement.

[N] To record the direct acquisition costs incurred by Align.

3. NET PROFIT PER SHARE

The pro forma basic and diluted profit per share amounts presented in the unaudited pro forma combined consolidated statement of operations are based upon the weighted-average number of Align’s common shares outstanding.